                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to sec. 240.14a-12

                           DUSA PHARMACEUTICALS, INC.
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

                          [DUSA PHARMACEUTICALS LOGO]

                           DUSA PHARMACEUTICALS, INC.
                                 25 UPTON DRIVE
                        WILMINGTON, MASSACHUSETTS 01887

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 15, 2000

TO THE SHAREHOLDERS OF
DUSA PHARMACEUTICALS, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of DUSA Pharmaceuticals, Inc. (the "Company") will be held on Thursday, June 15, 2000, at 11:00 a.m., at the Company's offices located at 25 Upton Drive, Wilmington, Massachusetts to consider and act upon the following matters:

       (1)      Election of five (5) directors of the Company;

       (2) Ratification of the selection of Deloitte & Touche LLP as auditors for the Company for fiscal year
                2000;

       (3) Such other business as may properly come before said meeting or any adjournments thereof.

Only shareholders of record at the close of business on April 17, 2000, are entitled to notice of, and to vote at the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES OR CANADA.

                                     By Order of the Board of Directors

                                     /s/ Nanette W. Mantell

                                     Nanette W. Mantell, Esq.,
                                     Secretary

Dated: April 19, 2000

                           DUSA PHARMACEUTICALS, INC.

                                PROXY STATEMENT

     The accompanying proxy is solicited on behalf of the Board of Directors of DUSA Pharmaceuticals, Inc. (the "Company"). If properly signed and returned, and not revoked, the proxy will be voted in accordance with the instructions it contains. The persons named in the accompanying proxy will vote the proxy for the Board of Directors' slate of directors and for the other matters listed on the proxy as recommended by the Board of Directors unless contrary instructions are given. At any time before it is voted, each proxy granted may be revoked by the shareholder by a later dated proxy, by written revocation addressed to the Secretary of the Company at the address below or by voting by ballot at the Annual Meeting.

     The Company, a New Jersey corporation, maintains principal executive offices at 25 Upton Drive, Wilmington, Massachusetts. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about April 19, 2000. The Company's Annual Report for 1999, including financial statements for the year ended December 31, 1999, is being mailed to shareholders at the same time.

                               VOTING SECURITIES

     Only shareholders of record at the close of business on April 17, 2000, are entitled to notice and to vote at the Annual Meeting or any adjournment thereof. As of that date, there were 13,552,755 shares of common stock without par value ("Common Stock") outstanding and entitled to vote. These shares were the only outstanding shares of the Company. Every holder of outstanding shares of Common Stock entitled to be voted at this meeting is entitled to one vote for each share held. Abstentions and broker "non-votes" are not included in determining the number of votes cast "for" or "against" a director or proposals (2) and (3), but are counted in the determination of a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. The Company's management currently owns less than one percent of the Company's outstanding Common Stock.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     Five (5) directors will be elected to hold office until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified. The persons named on the accompanying proxy will vote all shares for which they have received proxies for the election of the nominees named below unless contrary instructions are given. In the event that any nominee should become unavailable, shares will be voted for a substitute nominee unless the number of directors constituting a full board is reduced. Directors are elected by plurality vote.

                                    NOMINEES

     The name, age and position with the Company of each director of the Company is listed below, followed by summaries of their background and principal occupations. All of the nominees were elected to the Board of Directors at the last Annual Meeting and all are currently serving as directors of the Company.

     All directors hold office until the Annual Meeting of Shareholders of the Company and until their successors have been elected and qualified.

                                                                                                                DATE
                       NAME                             AGE                         TITLE                      ELECTED
                       ----                             ---                         -----                      -------
D. Geoffrey Shulman, MD, FRCPC....................      45          Chairman of the Board, President,
                                                                    Chief Executive Officer, Chief
                                                                    Financial Officer, and Director            9/05/91

John H. Abeles, MD................................      55          Director                                   8/02/94

James P. Doherty, BSc(1)(2).......................      72          Director                                   9/26/91

Jay M. Haft, Esq.(1)..............................      64          Director                                   9/16/96

Richard C. Lufkin, SB, MBA(2).....................      53          Director                                   1/27/92

----------------------------

(1)   Member of the Compensation Committee.

(2)   Member of the Audit Committee

     Set forth below is information, including the principal occupations within the five (5) preceding years, about the directors of the Company.

     D. GEOFFREY SHULMAN, MD, FRCPC, is the Company's founder. Dr. Shulman, a dermatologist, was the President and a director of Draxis Health Inc. from its founding in October 1987 until May 1990, was Co-Chairman from October 1990 to April 1993, and Chairman of the Board of Draxis Health Inc. from April 1993 until March 1996. He also participates, on a limited basis, in a private dermatology practice.

     JOHN H. ABELES, MD, is the President and founder of MedVest, Inc. which, since 1980, has provided consulting services to health care and high technology companies. Dr. Abeles is a member of the Board of Directors of I-Flow Corporation, Oryx Technology, Inc., PharmaPrint Corp. and Encore Medical Corporation.

     JAMES P. DOHERTY, BSc, joined Draxis Health Inc. in May 1990 as its President & COO following an extensive career in the pharmaceutical industry. He remains a director of Draxis Health Inc. and was appointed Vice Chairman after relinquishing his duties as President in 1992. Mr. Doherty was the Company's Vice President of Corporate Development from May 1993 to May 1995 when he retired from that position.

     JAY M. HAFT, ESQ., is a strategic and financial consultant. He was a senior corporate partner of the law firm of Parker, Duryee, Rosoff & Haft from 1989 to 1994, and is currently of counsel to that firm. Mr. Haft is a member of the Boards of Directors of Robotic Vision Systems, Inc., Noise Cancellation Technologies Group, Inc., DCAP Group, Inc., Encore Medical Corporation, PC Service Source, Inc., Oryx Technology, Inc. and Thrift Management, Inc.

     RICHARD C. LUFKIN, SB, MBA, is the principal and founder of Enterprise Development Associates, a proprietorship formed in 1985 which provides consulting and venture support services to early stage technology-based companies.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

                             DIRECTOR COMPENSATION

     Directors who are employees of the Company receive no cash compensation for their services as directors or as members of committees. As compensation for their services, outside directors receive $10,000 as an annual retainer for participation at four (4) quarterly meetings, plus $1,000 for attendance at additional meetings in person, or $250 for telephone conference meetings. Outside directors serving on standing committees receive $1,000 for attendance at committee meetings in person, or $250 for telephone conference meetings. Directors are paid out-of-pocket expenses related to their attendance. Directors are awarded options to purchase 15,000 shares of Common Stock upon their initial election to the Board of Directors and options for 10,000 shares of Common Stock for each year of reelection.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The name, age and position with the Company of each executive officer who is not a director of the Company is listed below, followed by summaries of their background and principal occupations. Executive officers are elected annually, and serve at the discretion of the Board of Directors.

                                                                                                            DATE
                      NAME                           AGE                         TITLE                    ELECTED
                      ----                           ---                         -----                    -------
Ronald L. Carroll................................    51          Executive Vice President, Chief
                                                                 Operating Officer                         5/14/98

Stuart L. Marcus, MD, PhD........................    53          Senior Vice President of Scientific
                                                                 Affairs                                  10/11/93

Scott L. Lundahl.................................    41          Vice President, Technology                6/23/99

Mark C. Carota...................................    44          Vice President, Operations                2/18/00

Patricia M. Leahy................................    49          Vice President, Human Resources           4/11/00

Nanette W. Mantell, Esq. ........................    48          Secretary                                 2/19/92

     RONALD L. CARROLL has been employed by the Company since May 1998. In 1994 Mr. Carroll co-founded and became President of Lumenetics, Inc., a privately-owned medical device development company, which, prior to May 1998, provided the Company with consulting services in the light device technology area. Prior to forming Lumenetics, Inc., Mr. Carroll had extensive experience as a new product development executive in the pharmaceutical industry with positions in manufacturing, regulatory affairs and marketing.

     STUART L. MARCUS, MD, PhD has been employed by the Company since October 1993. Prior to joining the Company, Dr. Marcus was Director of the Hematology/Oncology Department of Daiichi Pharmaceuticals Inc. in Fort Lee, New Jersey. From April 1987 until October 1992, he was employed by the Medical Research Division of the American Cyanamid Company in Pearl River, New York. During those years, Dr. Marcus directed photodynamic therapy clinical development, among other assignments.

     SCOTT L. LUNDAHL has been employed by the Company since May 1998. In 1994 Mr. Lundahl co-founded and became Vice President of Lumenetics, Inc., a privately-owned medical device development company, which, prior to May 1998, provided the Company with consulting services in the light device technology area.

     MARK C. CAROTA has been employed by the Company since October 1999. Prior to joining the Company, Mr. Carota was Director of Operations from November 1998 to October 1999 for Lavelle, Inc., a privately held manufacturer of orthopedic instrumentation. From July 1998 to November 1998, Mr. Carota was employed as Director of Quality Assurance by CGI Inc., Prior to joining CGI Inc., Mr. Carota was employed by Allergan Inc., from February 1997 to July 1998 where he had responsibility for quality assurance, engineering and facilities. From June 1991 to February 1997, Mr. Carota was employed by Smith & Nephew, where he managed the quality function.

     PATRICIA M. LEAHY has been employed by the Company since April 10, 2000. From November 1998 to December 1999, Ms. Leahy was Director of Business Optimization and Human Resources at Cereon Genomics, LLC, a wholly owned subsidiary of the Monsanto Company. From April 1998 to November 1998, Ms. Leahy was the Director of Human Resources at Millennium Pharmaceuticals, Inc. Prior to that time she held management positions in human resources at Chiron Diagnostics (formerly Ciba Corning Diagnostics) beginning in 1989.

     NANETTE W. MANTELL, ESQ. is the Company's Secretary. She has been a shareholder with the law firm of Lane and Mantell, a professional corporation, Somerville, New Jersey since 1989.

                      MEETINGS AND COMMITTEES OF THE BOARD

     During the year ended December 31, 1999, there were seven (7) meetings of the Board of Directors. Each incumbent director attended at least 75% of the meetings of the Board. The Board has established an Audit Committee, a Nominating Committee, and a Compensation Committee.

     The Audit Committee currently consists of two directors: Mr. Doherty and Mr. Lufkin. The Audit Committee, at its discretion, acts as liaison between the Board of Directors and the independent auditors. The Committee reviews with the independent auditors the unaudited quarterly financial statements, the planning and scope of the audits of the financial statements, the results of those audits and the adequacy of internal accounting controls, and monitors other corporate and financial policies. The Audit Committee met four (4) times during 1999.

     The Nominating Committee consists of the entire Board acting as a Committee of the Whole. The Nominating Committee reviews all matters concerning the selection of candidates as nominees for election as directors. The Nominating Committee did not meet during 1999. Shareholders who wish to suggest qualified candidates should write to: Administrator, Nominating Committee, DUSA Pharmaceuticals, Inc., 25 Upton Drive, Wilmington, Massachusetts 01887 stating in detail the qualifications of such persons for consideration by the Nominating Committee.

     The Compensation Committee currently consists of Mr. Doherty and Mr. Haft. The Compensation Committee considers executive compensation of the Company's key officers and compensation of directors. The Committee considers employee benefits which may be appropriate as the Company grows, and develops policies and procedures. The Compensation Committee normally meets annually. It met in February, 2000 to establish compensation for the year and to award bonuses for 1999.

             PROPOSAL NO. 2 - RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has appointed Deloitte & Touche LLP as the independent auditors for the Company for the fiscal year 2000. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the shareholders on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification. A representative of Deloitte & Touche LLP will be present at the meeting to answer questions from shareholders and will have the opportunity to make a statement on behalf of the firm, if he so desires.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                             EXECUTIVE COMPENSATION

     The following table shows, for the fiscal years ended December 31, 1999, 1998 and 1997, certain compensation the Company has paid to its executive officers. As of December 31, 1999, the only officers to receive cash compensation in excess of $100,000 were the Company's President, Executive Vice President, Senior Vice President of Scientific Affairs and Vice President, Technology. All amounts are stated in United States dollars unless otherwise indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM COMPENSATION
                                                                       ------------------------------------------------
                                        ACTUAL COMPENSATION                   AWARDS                    PAYOUTS
                                 ----------------------------------    ---------------------    -----------------------
                                                          OTHER        RESTRICTED                              ALL
                                                          ANNUAL         STOCK                   LTIP         OTHER
NAME AND PRINCIPAL               SALARY      BONUS     COMPENSATION     AWARD(S)     OPTIONS    PAYOUTS    COMPENSATION
POSITION                 YEAR      ($)        ($)         ($)(1)          ($)          (#)        ($)          ($)
------------------       ----    -------    -------    ------------    ----------    -------    -------    ------------

D. Geoffrey Shulman,
MD, FRCPC,               1999    275,000    206,250        --             --         160,000      --           --
Chairman of the Board,   1998    275,000     68,750        --             --          10,000      --           --
President, Chief
Executive                1997    250,000    125,000        --             --          10,000      --           --
Officer and Chief
Financial Officer(2)

Ronald L. Carroll        1999    176,000     53,625        --             --          30,000      --           --
Executive Vice
President,               1998     95,000     40,625        --             --          60,000      --           --
Chief Operating
Officer(3)                --       --         --           --             --           --         --           --

Stuart L. Marcus, MD,
PhD, Senior              1999    210,000     63,000        --             --         100,000      --           --
Vice President           1998    200,000     50,000        --             --           --         --           --
of Scientific
Affairs(4)               1997    180,000     45,000        --             --           --         --           --

Scott L. Lundahl,        1999    148,923     45,375        --             --          20,000      --           --
Vice President,           --       --         --           --             --           --         --           --
Technology(5)             --       --         --           --             --           --         --           --

Mark C. Carota,          1999     21,192      --         --               --          20,000      --           --
Vice President,           --       --         --           --             --           --         --           --
Operations(6)             --       --         --           --             --           --         --           --

----------------------------

(1) No officer had perquisites in excess of $50,000 or 10% of salary and bonus reported for 1999, 1998, and 1997.

(2) On March 5, 1999, Dr. Shulman was awarded options to purchase 150,000 shares of the Company's Common Stock pursuant to the 1996 Omnibus Plan, as amended. The exercise price is equal to 10% above the closing price of the Common Stock on The Nasdaq Stock Market on the date of the grant (which was $6.375), or $7.0125 on 3/5/00, and increases by 10% on each subsequent vesting date to $7.7138 on 3/5/01, $8.4851 on 3/5/02, and $9.333 on 3/5/03.
     On June 11, 1999, he received an automatic grant of non-qualified stock options to purchase 10,000 shares of the Company's Common Stock at an exercise price of $9.688. Dr. Shulman received automatic grants in the same amount on June 6, 1997 and June 12, 1998, at exercise prices of $6.25 and $6.9375, respectively, being the closing price on the date of the grants.

(3) Mr. Carroll became Executive Vice President and Chief Operating Officer effective May 14, 1998. Mr. Carroll is the President and a principal shareholder of Lumenetics, Inc. ("Lumenetics"), the Company's former light device consultants. During the last fiscal year, the Company paid a total of $191,962.50 to Lumenetics, in the form of equipment lease payments totaling $46,000 and reimbursement for office space and related expenses totaling $145,962.50. On March 5, 1999, Mr. Carroll was awarded options to purchase 30,000 shares of the Company's Common Stock pursuant to the 1996 Omnibus Plan, as amended. These options have an exercise price equal to 10% above the closing price of the Common Stock on The Nasdaq Stock Market on the date of the grant (which was $6.375), or $7.0125 on 3/5/00, and increases by 10% on each subsequent vesting date to $7.7138 on 3/5/01, $8.4851 on 3/5/02, and $9.333 on 3/5/03. Mr. Carroll also is an assignee of 60,000 options which were previously granted to Lumenetics, 10,000 of which were granted at an exercise price of $3.625, the closing price of the Company's Common Stock on The Nasdaq Stock Market on the date prior to the date of grant and 50,000 which have an exercise price of $6.125 per share, the closing price of the Company's Common Stock on The Nasdaq Stock Market on the date of the grant.

(4) On March 5, 1999, Dr. Marcus was awarded options to purchase 100,000 shares of the Company's Common Stock pursuant to the 1996 Omnibus Plan, as amended. These options have an initial exercise price equal to 10% above the closing price of the Common Stock on The Nasdaq Stock Market on the date of the grant (which was $6.375), or $7.0125 on 3/5/00, and increases by 10% on each subsequent vesting date to $7.7138 on 3/5/01, $8.4851 on 3/5/02, and $9.333 on 3/5/03.

(5) Mr. Lundahl became Vice President, Technology effective June 23, 1999. Mr. Lundahl is Vice President and a principal shareholder of Lumenetics, the Company's former light device consultants. During the last fiscal year, the Company paid a total of $191,962.50 to Lumenetics, in the form of equipment lease payments totaling $46,000 and reimbursement for office space and related expenses totaling $145,962.50. On March 5, 1999, Mr. Lundahl was awarded options to purchase 20,000 shares of the Company's Common Stock pursuant to the 1996 Omnibus Plan, as amended. These options have an initial exercise price equal to 10% above the closing price of the Common Stock on The Nasdaq Stock Market on the date of the grant (which was $6.375), or $7.0125 on 3/5/00, and increases by 10% on each subsequent vesting date to $7.7138 on 3/5/01, $8.4851 on 3/5/02, and $9.333 on 3/5/03.
     Mr. Lundahl also is an assignee of 60,000 options which were previously granted to Lumenetics, 10,000 of which were granted at an exercise price of $3.625, the closing price of the Company's Common Stock on The Nasdaq Stock Market on the date prior to the date of grant and 50,000 which have an exercise price of $6.125 per share, the closing price of the Company's Common Stock on The Nasdaq Stock Market on the date of the grant.

(6) Mr. Carota became Vice President, Operations on February 18, 2000. Mr. Carota was employed by the Company as Director of Quality Assurance on October 18, 1999. As of December 31, 1999, he had received annual cash compensation in the form of salary equal to $21,192.30. In connection with his employment, Mr. Carota was granted options to purchase 20,000 shares of the Company's Common Stock, at an exercise price of $15.25, the closing price of the Company's Common Stock on The Nasdaq Stock Market on the date of the grant.

                             OPTION GRANTS IN 1999

     The following grants of stock options were made to the named executive officers during fiscal year 1999.

                                               INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                           ---------------------------------------------------------       VALUE OF ASSUMED
                            NUMBER OF       % OF TOTAL                                  ANNUAL RATES OF STOCK
                            SECURITIES     OPTIONS/SARS                                   PRICE APPRECIATION
                            UNDERLYING      GRANTED TO     EXERCISE OR                    FOR OPTION TERM(4)
                           OPTIONS/SARS    EMPLOYEES IN    BASE PRICE     EXPIRATION    ----------------------
          NAME              GRANTED(1)     FISCAL YEAR      ($/SHARE)        DATE        5%($)        10%($)
          ----             ------------    ------------    -----------    ----------    --------    ----------
Dr. D. Geoffrey Shulman      150,000(5)         35%          $7.0125(6)    03/05/09     $157,680    $1,080,315
                              10,000(2)        2.3%          $ 9.688(3)    06/11/09     $ 60,927    $  154,400
Ronald L. Carroll(5)          30,000             7%          $7.0125(6)    03/05/09     $ 31,530    $  216,063
Dr. Stuart L. Marcus(5)      100,000            24%          $7.0125(6)    03/05/09     $105,100    $  720,210
Scott L. Lundahl(5)           20,000             5%          $7.0125(6)    03/05/09     $ 21,020    $  144,042
Mark C. Carota(5)             20,000             5%          $ 15.25       10/18/09     $191,812    $  486,090

----------------------------

(1) All options in this table have been granted pursuant to the 1996 Omnibus Plan, as amended. The options have exercise prices equal to the fair market value on the date of the grant.

(2) Dr. Shulman's options were granted automatically and were immediately vested upon his reelection to the Board of Directors on June 10, 1999. The option expires ten (10) years from the date of the grant.

(3) Under the 1996 Omnibus Plan, as amended by the shareholders on June 5, 1997, the exercise price of options granted to directors, which include the 10,000 options granted to Dr. Shulman, may be paid in cash, or at the discretion of the Compensation Committee, by tender of Common Stock and cash or through other such means as the Committee determines are consistent with the 1996 Omnibus Plan, as amended.

(4) The potential realizable value is calculated based on the fair market value of the Company's Common Stock on the date of the grant. These amounts only represent certain assumed rates of appreciation established by the SEC. There can be no assurance that the amounts reflected in this table or the associated rates of appreciation will be achieved.

(5) These options were granted as an incentive for employment and will vest at the rate of 25% each year on the first, second, third and fourth anniversaries of the date of the grant. The options expire ten (10) years from the date of grant.

(6) The exercise price is equal to 10% above the closing price of the Common Stock on The Nasdaq Stock Market on the date of the grant which was $6.375, or $7.0125 on 3/5/00, and increases by 10% on each subsequent vesting date to $7.7138 on 3/5/01, $8.4851 on 3/5/02, and $9.333 on 3/5/03.

             AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END STOCK OPTION VALUES

     The following table provides certain information as to certain stock options exercisable by the named executive officers for the fiscal year 1999, and the value of such options held by them at December 31, 1999, measured in terms of the closing price of the Company's Common Stock on The Nasdaq Stock Market on December 31, 1999 which was $28.50 per share.

                                                                                                  VALUE OF
                                                                             NUMBER OF           UNEXERCISED
                                                                            UNEXERCISED         IN-THE-MONEY
                                                                            OPTIONS AT           OPTIONS AT
                                                                         DECEMBER 31, 1999    DECEMBER 31, 1999
                                SHARES ACQUIRED                            EXERCISABLE/         EXERCISABLE/
             NAME               ON EXERCISE (#)    VALUE REALIZED ($)      UNEXERCISABLE        UNEXERCISABLE
             ----               ---------------    ------------------    -----------------    -----------------
Dr. D. Geoffrey Shulman               --                  --                 325,000/            $7,376,558/
                                                                              215,000             $4,398,083

Ronald L. Carroll(1)                  --                  --                  50,000/            $1,063,125/
                                                                              100,000             $1,935,292

Dr. Stuart L. Marcus                  --                  --                  47,500/              $999,375/
                                                                              112,500             $2,295,765

Scott L. Lundahl(2)                   --                  --                  45,000/              $978,125/
                                                                               75,000             $1,476,653

Mark C. Carota                        --                  --                       0/                    $0/
                                                                               20,000               $265,000

----------------------------

NOTES:

(1) Mr. Carroll is the President and principal shareholder of Lumenetics, the Company's former light device consultants. On August 25, 1999, Lumenetics assigned to Mr. Carroll 60,000 options, equal to one-half of the total options held in its name at that time.

(2) Mr. Lundahl is the Vice President and principal shareholder of Lumenetics, the Company's former light device consultants. On August 25, 1999, Lumenetics assigned to Mr. Lundahl 60,000 options, equal to one-half of the total options held in its name at that time.

                               OTHER COMPENSATION

     An employment agreement dated as of March 20, 1997 (the "Shulman Agreement") between the Company and D. Geoffrey Shulman, MD, FRCPC which renewed his original employment agreement dated October 1, 1991 (the "October Agreement") sets out the remuneration, benefits, and incentive bonuses which Dr. Shulman is to receive in his capacity as Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer of the Company. In the October Agreement, Dr. Shulman was granted an option to purchase 50,000 shares of the Company's Common Stock at CDN. $6.79 per share (equal to $6.00 as of September 30, 1991), on certain terms and conditions. Upon completion of the Company's initial public offering on January 17, 1992, the Company issued to Dr. Shulman Class B Warrants to purchase 350,000 shares of Common Stock, exercisable at the Canadian dollar equivalent to $6.00 per share on January 17, 1992. On September 18, 1996, the expiration date of these warrants was extended by the Board of Directors from January 17, 1997 to January 17, 2002. On March 16, 1993, the Board of Directors granted Dr. Shulman additional options to purchase 25,000 shares of the Company's Common Stock at CDN. $10.75 per share, on certain terms and conditions. Subsequently, Dr. Shulman relinquished 10,000 of such options due to a ceiling imposed by a policy of The Toronto Stock Exchange which would have prevented the grant of a further 40,000 options to Dr. Marcus, a new employee. On February 17, 1994, Dr. Shulman was granted an additional 10,000 options at CDN. $6.50 per share under certain terms and conditions to replace those options previously relinquished. An additional 25,000 options at CDN. $4.69 per share were granted to Dr. Shulman on August 2, 1994. On February 16, 1996, Dr. Shulman was awarded options to purchase 250,000 shares of the Company's Common Stock pursuant to the 1996 Omnibus Plan. These options have an exercise price of $7.75 per share, the closing price of the Company's Common Stock on The Nasdaq Stock Market on February 16, 1996. On February 16, 1996 the Board of Directors unanimously passed a resolution extending the expiration date by five (5) years of all options granted by the Company prior to the establishment of the Company's 1994 Restricted Stock Option Plan. Accordingly, the expiration date of 50,000 options, granted September 30, 1991 was extended from September 30, 1996 to September 30, 2001 as a result of the Board action. Similarly, the expiration date of 15,000 options granted March 16, 1993, was extended from March 16, 1998 to March 16, 2003 and the expiration date of 10,000 options granted February 17, 1994 was extended from February 17, 1999 to February 17, 2004. All such extensions were approved by the shareholders at the 1996 Annual Meeting of Shareholders. Automatically under the 1996 Omnibus Plan, options for 10,000 shares were granted to Dr. Shulman, as a director, on June 7, 1996, the day following the 1996 Annual Meeting of Shareholders at an exercise price of $7.75 per share. After the 1997 Annual Meeting, he received options for 10,000 shares at an exercise price of $6.25 per share and following the 1998 Annual Meeting Dr. Shulman received options for 10,000 shares at an exercise price of $6.9375 per share. Dr. Shulman's employment is terminable in accordance with the terms of the Shulman Agreement. The Company may terminate the Shulman Agreement at any time, for cause, without notice. If Dr. Shulman's employment is terminated without cause, the Company shall pay Dr. Shulman a severance allowance equivalent to one year of his then current base salary, payable in a lump sum, within sixty (60) days following the date of termination. Dr. Shulman shall also have the right to exercise, for a period of one year from the date of termination, all stock options granted to him pursuant to the terms of this agreement or otherwise, or any stock option plan in effect prior to his termination as to all or any part of the shares covered by such options, including shares with respect to which such options would not otherwise be exercisable, subject to restrictions under U.S. or Canadian law. These payments referred to above shall not be subject to set-off or deduction as a result of Dr. Shulman obtaining alternate employment following such termination or otherwise mitigating any damages arising from such termination. In the event that Dr. Shulman is terminated upon a "change of control," as defined in the Shulman Agreement, the Company shall pay to Dr. Shulman a lump sum payment equal to three (3) times his base salary for the last fiscal year within five (5) days after such termination. In the event Dr. Shulman should die, his heirs or beneficiaries will be entitled to any Company paid death benefits in force at the time of such death and will also be entitled to exercise any vested but unexercised stock options which were held by him at the time of his death, within a period of one (1) year from the date of death.

     Effective October 11, 1993, the Company entered into an employment agreement with Dr. Stuart L. Marcus, its Senior Vice President of Scientific Affairs (the "Marcus Agreement"). In connection with the Marcus Agreement, the Company granted an option to Dr. Marcus, pursuant to the Company's Incentive Stock Option Plan, to purchase 40,000 shares of the Company's Common Stock at $6.375 per share, being the closing stock market price on The Nasdaq Stock Market on the date of employment. These options became exercisable at the rate of 25% per year over four years and have a term of ten years. On February 16, 1996, Dr. Marcus was awarded options to purchase 100,000 shares of the Company's Common Stock pursuant to the 1996 Omnibus Plan. These options have an exercise price of $7.75 per share, the closing price of the Company's Common Stock on The Nasdaq Stock Market on February 16, 1996. Dr. Marcus's employment is terminable in accordance with the terms of the Marcus Agreement. The Company may terminate the Marcus Agreement at any time, for cause, without notice. If Dr. Marcus's employment is terminated without cause, the Company shall pay Dr. Marcus a severance allowance equivalent to one week's current base salary for each year of service (but not less than four (4) weeks of such salary), payable in a lump sum, within sixty (60) days following the date of termination. In the event that Dr. Marcus is terminated upon a "change of control," as defined in the Marcus Agreement, the Company shall pay to Dr. Marcus a lump sum payment equal to three
(3) times his base salary for the last fiscal year within five (5) days after such termination. In the event Dr. Marcus should die, his heirs or beneficiaries will be entitled to any Company paid death benefits in force at the time of such death and will also be entitled to exercise any vested but unexercised stock options which were held by him at the time of his death, subject to the terms and conditions of such options.

     Effective May 14, 1998, the Company entered into an employment agreement with Ronald L. Carroll, its Executive Vice President and Chief Operating Officer (the "Carroll Agreement"). In connection with the Carroll Agreement, the Company granted to Mr. Carroll options to purchase 60,000 shares of Common Stock pursuant to the 1996 Omnibus Plan, as amended. These options have an exercise price of $11.50 per share, the closing price of the Company's Common Stock on The Nasdaq Stock Market on May 7, 1998, the date of the grant. Mr. Carroll's employment is terminable in accordance with the terms of the Carroll Agreement. The Company may terminate the Carroll Agreement at any time, for cause, without notice. If Mr. Carroll's employment is terminated without cause, the Company shall pay Mr. Carroll a severance allowance equivalent to twelve (12) months of his then current base salary, payable in a lump sum, within sixty (60) days following the date of termination. In the event that Mr. Carroll is terminated upon a "change of control," as defined in the Carroll Agreement, the Company shall pay to Mr. Carroll a lump sum payment equal to three (3) times his base salary for the last fiscal year within five (5) days after such termination. In the event Mr. Carroll should die, his heirs or beneficiaries will be entitled to any Company paid death benefits in force at the time of such death and will also be entitled to exercise any vested but unexercised stock options which were held by him at the time of his death, subject to the terms and conditions of such options.

     Effective June 23, 1999, the Company entered into an employment agreement with Scott L. Lundahl, its Vice President, Technology (the "Lundahl Agreement"). Mr. Lundahl's employment is terminable in accordance with the terms of the Lundahl Agreement. The Company may terminate the Lundahl Agreement at any time, for cause, without notice. If Mr. Lundahl's employment is terminated without cause, the Company shall pay Mr. Lundahl a severance allowance equivalent to twelve (12) months of his then current base salary, payable in a lump sum, within sixty (60) days following the date of termination. In the event that Mr. Lundahl is terminated upon a "change of control," as defined in the Lundahl Agreement, the Company shall pay to Mr. Lundahl a lump sum payment equal to three (3) times his base salary for the last fiscal year within five (5) days after such termination. In the event Mr. Lundahl should die, his heirs or beneficiaries will be entitled to any Company paid death benefits in force at the time of such death and will also be entitled to exercise any vested but unexercised stock options which were held by him at the time of his death, subject to the terms and conditions of such options.

     The Company has granted options to purchase shares of its Common Stock to its directors, officers, certain consultants and employees of the Company and others.

        BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

     The Compensation Committee of the Board of Directors (the "Committee") is composed of two (2) non-employee directors. The Committee is responsible for setting and administering the policies which govern annual executive salaries and cash bonus awards, and recommends participants and amounts of stock option awards to the Company's Board of Directors. The Committee evaluates, on a yearly basis, the performance, and determines the compensation of, the executive officers of the Company. The Committee evaluates compensation based upon the achievement by the individual of corporate goals, and the performance of individual responsibilities. The Company's President and Chief Executive Officer, Dr. D. Geoffrey Shulman, is not a member of the Committee, however, the Committee sought input from Dr. Shulman regarding the performance of the Company's three Vice Presidents as well as his recommendations for their compensation. Dr. Shulman was present, at the invitation of the Committee, at its meetings.

     The Company's executive compensation programs consist of base salary, cash bonus incentives, and stock option awards. The goals of the Company's executive officer compensation policies are to attract, retain, and reward executive officers who contribute to the Company's success, to align executive officer compensation with the Company's performance and to motivate executive officers to achieve the Company's business objectives. The executive officers were evaluated by the Committee against established goals for 1999 within each executive officer's area of responsibility, including the receipt of approval of the Company's first new drug application with the Food and Drug Administration, coordinating marketing, manufacturing and technology development operations for anticipated launch of products, and securing additional financial resources for the Company through a dermatology strategic alliance partner or other means.

     With regard to base salary, the Committee believes that the Company's officers should be compensated at levels comparable to the base salary of executive officers at similar development stage or small public biotechnology or pharmaceutical companies. The Committee considered survey data of companies in these groups in setting the salaries for the Company's top four executive officers which was prepared by independent consultants.

     In determining appropriate levels of cash bonus awards for 1999, the Committee considered the specific corporate goals of the Company and personal goals set for each of the executive officers. The Company's three Vice Presidents were eligible to receive up to 30% of their base salary as a cash bonus award. The Committee concluded that the Company's operational performance, particularly the consummation of a strategic alliance relationship with a multi-national pharmaceutical company, the closing of a private placement to raise additional capital in January, 1999, and the approval by the FDA of the Company's first new drug application in December, 1999, justified favorable consideration of the Company's executive officers with regard to bonus awards. The Committee also considered that the Company's stock performance improved during 1999. Accordingly, the Company's three Vice Presidents received approximately 30% of base salary as cash bonus awards. These cash awards were paid in 2000.

     The Committee also is using the survey data from independent consultants to monitor and evaluate the long-term incentive compensation levels of its officers and directors. The Committee believes that a strong stock ownership program is essential to the long-term growth of the Company. In 1999, the Company's four key executive officers received awards of stock options to emphasize the long-term focus required for success in the pharmaceutical industry. No additional grants were made to the officers in 1999.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     Dr. Shulman's base salary and cash bonus award for 1999 were determined with reference to the same measures used for all the Company's executive officers, but with particular emphasis on the maintenance of the Company's financial strength, the negotiation and consummation of the strategic alliance with Schering AG, and the preparation for transition from a development-stage company to an operating company subsequent to approval by the Food and Drug Administration of its first product. Dr. Shulman's base salary for 1999 was $275,000. With regard to a cash bonus award, Dr. Shulman is eligible to receive up to 50% of base salary plus additional amounts for outstanding performance. For 1999, Dr. Shulman's bonus award was 75% of base salary. Dr. Shulman's 1999 cash bonus award was paid to him in 2000. The Committee has determined that Dr. Shulman's 2000 base salary will increase to $340,000. The Compensation Committee exercised its subjective judgment and discretion in determining the amounts of Dr. Shulman's base salary, bonus award, and stock option award for 1999.

                                          James P. Doherty
                                          Jay M. Haft

------------------------------------

     (1)The material in this report and under the caption "Performance Graph" are not "soliciting material," are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this report and irrespective of any general incorporation language therein.

                               PERFORMANCE GRAPH

          COMPARISON OF FIVE YEAR CUMULATIVE SHAREHOLDER TOTAL RETURN
                       AMONG DUSA PHARMACEUTICALS, INC.,
                     NASDAQ MARKET INDEX AND MG GROUP INDEX

                              [PERFORMANCE GRAPH]
          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC:

                                   12/30/1994     12/30/1995     12/30/1996     12/30/1997     12/30/1998     12/30/1999
DUSA Pharmaceuticals, Inc.            100           135.90         143.59         235.90         151.28         584.62
Drug Manufacturers/Other              100           146.04         162.79         176.88         185.52         244.14
NASDAQ Market Index                   100           129.71         161.18         197.16         278.08         490.46

     The graph and table above compare cumulative total shareholder return on the Company's Common Stock for the five-year period ended December 31, 1999, with the cumulative total return on the Nasdaq Market Index and the Media General Drug Manufacturer Index over the same period. The identity of those corporations included in the Media General Financial Services Drug Manufacturer Index may be obtained by contacting us, Ms. Shari Lovell, DUSA Pharmaceuticals, Inc., 181 University Avenue, Suite 1208, Toronto, Ontario M5H 3M7 Canada.

     The graph assumes $100 was invested on January 1, 1994, in the Company's Common Stock, and each of the indices, and that dividends were reinvested. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of April 15, 2000 by: (i) each of the Company's directors; (ii) the Company's named executive officers;
(iii) all beneficial owners of greater than 5% of the Company's outstanding Common Stock; and (iv) all of the Company's directors and officers as a group (unless otherwise indicated, all of such shares of Common Stock are held beneficially and of record).

                                                                  NUMBER OF SHARES              PERCENTAGE OF
                           NAME                                  BENEFICIALLY OWNED         OUTSTANDING SHARES(1)
                           ----                                  ------------------         ---------------------
D. Geoffrey Shulman, MD, FRCPC............................             789,949(2)                    5.5%

Ronald L. Carroll.........................................              85,490(3)                      *

Stuart L. Marcus, MD, PhD. ...............................              85,000(4)                      *

Scott L. Lundahl..........................................              72,707(5)                      *

Mark C. Carota............................................                  15(6)                      *

Patricia M. Leahy.........................................                 375                         *

John H. Abeles, MD........................................              40,000(7)                      *

James P. Doherty, BSc.....................................              77,550(8)                      *

Jay M. Haft, Esq. ........................................              41,250(9)                      *

Richard C. Lufkin, SB, MBA................................              62,600(10)                     *

All directors and officers as a group (consisting of 11
  persons)................................................           1,295,886(11)                   8.8%

Bulldog Capital Management Ltd. Partnership...............             603,000(12)                   5.4%

Provident Investment Counsel, Inc. .......................             677,350(13)                   6.1%

INVESCO Funds Group, Inc. ................................           2,003,200(14)                  14.8%

----------------------------

*Less than 1%.

NOTES:

(1) The percentage of ownership as calculated above includes in the number of shares outstanding for each individual listed, as well as those shares that are beneficially, yet not directly, owned.

(2) 350,000 of the shares indicated represent shares with respect to which Dr. Shulman has the right to acquire through the exercise of his Class B Warrants which have an exercise price of CDN. $6.79 per Warrant, and 427,500 of such shares represent shares with respect to which Dr. Shulman has the right to acquire through the exercise of options. Dr. Shulman's address is 181 University Avenue, Suite 1208, Toronto, ON, M5H 3M7 CANADA.

(3) 85,000 of the shares indicated represent shares with respect to which Mr. Carroll has the right to acquire through the exercise of options.

(4) All of the shares indicated represent shares with respect to which Dr. Marcus has the right to acquire through the exercise of options.

(5) 67,500 of the shares indicated represent shares with respect to which Mr. Lundahl has the right to acquire through the exercise of options.

(6) Under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, Mr. Carota may be deemed to be the beneficial owner of 15 shares of the Company's Common Stock that are held by his adult son, who remains a member of Mr. Carota's household.

(7) All of the shares indicated represent shares with respect to which Dr. Abeles has the right to acquire through the exercise of options.

(8) 77,500 of the shares indicated represent shares with respect to which Mr. Doherty has the right to acquire through the exercise of options.

(9) All of the shares indicated represent shares with respect to which Mr. Haft has the right to acquire through the exercise of options.

(10) 62,500 of the shares indicated represent shares with respect to which Mr. Lufkin has the right to acquire through the exercise of options.

(11) All of the shares indicated, Class B Warrants and options, as the case may be, as discussed in footnotes (2) through (10) above are included, as well as 41,000 shares beneficially owned by an officer of the Company, 40,000 shares of which the officer has the right to acquire through the exercise of options.

(12) The number of shares beneficially owned, and the percentage of outstanding shares reported, are based upon information disclosed by Bulldog Capital Management Limited Partnership on a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2000. Bulldog Capital Management Ltd. Partnership's address is 33 North Garden Avenue, #750, Clearwater, Florida 33755.

(13) The number of shares beneficially owned, and the percentage of outstanding shares reported, are based upon information disclosed by Provident Investment Counsel, Inc. on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2000. Provident Investment Counsel, Inc.'s address is 300 North Lake Avenue, Pasadena, California 91101.

(14) The number of shares and the percentage of outstanding shares reported are based upon information represented to the Company by INVESCO Funds Group, Inc. as of March 22, 2000. INVESCO Funds Group, Inc., a registered investment advisor, advises mutual funds and collective trust funds. Under Rule 13d-4 of the Securities and Exchange Act of 1934, as amended, INVESCO Funds Group, Inc. disclaims beneficial ownership of all the shares reported. INVESCO Funds Group, Inc. has represented to the Company that each fund it advises is the owner of its own shares of the Company, and no fund has any ownership interest in the shares held by any other fund. INVESCO Funds Group's address is 7800 East Union Avenue, Suite 1100, Denver, Colorado 80237.

                             SHAREHOLDER PROPOSALS

     In order to be considered for inclusion in the Company's proxy statement for the 2001 Annual Meeting of Shareholders and the form of proxy card relating to that meeting, notice of a shareholder proposal must be received by the Company on or before December 20, 2000. Proposals should be directed to the attention of Ms. Shari Lovell at the Company's offices located at 181 University Avenue, Suite 1208, Toronto, Ontario M5H 3M7 Canada, or to the attention of the Secretary, Nanette W. Mantell, Esq. c/o Lane and Mantell, a professional corporation, 991 U.S. Highway 22 West, Suite 102, P.O. Box 8539, Somerville, New Jersey 08876.

                        DISCRETIONARY VOTING OF PROXIES

     If a shareholder wishes to present a proposal at the Company's 2001 Annual Meeting which is not intended to be included in the Company's proxy statement for that meeting, the Company must receive written notice of the shareholder proposal by March 5, 2001. If the Company does not receive timely notice of such a shareholder proposal, the Company will retain its discretionary authority to vote proxies on such proposals even if it is not specifically reflected on the proxy card and shareholders have not had an opportunity to vote on the proposal by proxy.

                              CERTAIN TRANSACTIONS

LANE AND MANTELL

     Lane and Mantell, a professional corporation, which serves as legal counsel for the Company, and in which Ms. Mantell is a principal, received approximately $395,000 for legal fees and costs during the last fiscal year.

LUMENETICS, INC.

     Mr. Ronald L. Carroll, the Company's Executive Vice President and Chief Operating Officer and Mr. Scott L. Lundahl, the Company's Vice President, Technology, are the President and Vice President, respectively, and principal shareholders of Lumenetics, Inc. ("Lumenetics"), the Company's former light device consultants. In May, 1998, both Mr. Carroll and Mr. Lundahl became employees of the Company. During the last fiscal year, the Company paid a total of $146,000.00 to Lumenetics as reimbursement for office space and related expenses. In February, 1999, the Company entered an equipment lease with Lumenetics for an initial term of twelve (12) months at an annual rental of $48,000.00. The equipment lease also provides the Company with an option to acquire the equipment being leased at a purchase price of $100,000.00 with all lease payments to be applied to the purchase price. Payments under the equipment lease totalled $46,000 in 1999.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Under the securities laws of the United States, the Company's directors, executive officers and any person holding more than ten percent (10%) of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission on Forms 3, 4 and 5. Based on its review of the copies of such forms it has received, the Company believes that all of its officers and directors complied with all filing requirements applicable to them with respect to transactions during fiscal 1999. The Company is not aware of any person who, during fiscal 1999, held greater than 10% beneficial ownership. In making these statements, the Company has relied on the written representations of its directors and officers and copies of the reports that they have filed with the SEC.

                                 OTHER MATTERS

     Management knows of no matters other than those described above that are to be brought before the meeting. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy will vote the proxy in accordance with their best judgment on the matter.

     The cost of preparing and mailing the enclosed material will be borne by the Company. The Company may use the services of its officers and employees (who will receive no additional compensation) to solicit proxies. The Company intends to request banks and brokers holding shares of DUSA Pharmaceuticals, Inc. Common Stock to forward copies of the proxy materials to those persons for whom they hold shares and to request authority for the execution of proxies. The Company will reimburse banks and brokers for their out-of-pocket expenses. The Company has retained its transfer agent, American Stock Transfer & Trust Company, to aid in the solicitation, at an estimated cost of under $10,000.

                           DUSA PHARMACEUTICALS, INC.
                         PROXY FOR 2000 ANNUAL MEETING
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints D. Geoffrey Shulman, MD, FRCPC and James P. Doherty, BSc or either of them, each with power of substitution, proxies to vote all shares of Common Stock which the undersigned would possess if personally present at the Annual Meeting of Shareholders (including all adjournments thereof) of DUSA Pharmaceuticals, Inc. (the "Company") to be held on Thursday, June 15, 2000, at 11:00 a.m. at the Company's offices at 25 Uptown Drive, Wilmington, Massachusetts 01887.

             SHAREHOLDERS ARE REQUESTED TO SIGN AND DATE THIS PROXY
                AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
        NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OR CANADA.

                                                                SEE REVERSE
                                                                    SIDE

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE
The Board of Directors recommends a vote FOR each of the items listed below. Unless otherwise specified, the vote represented by this Proxy will be cast FOR Items 1 and 2.

                                    WITHHOLD authority to
                  FOR all nominees  vote for all nominees
                  listed at right      listed at right
  1. Election of        [ ]                  [ ]           NOMINEES: D. Geoffrey Shulman, MD, FRCPC;
     Directors                                                       John H. Abeles, MD;
                                                                     James P. Doherty, BSc;
                                                                     Jay M. Haft, Esq.; and
                                                                     Richard C. Lufkin, SB, MBA.
                                                                     (Mark Only One Box)

    INSTRUCTION: To withhold authority to vote for any
                 individual nominee, write that nominee's
                 name on the space provided.
         ----------------------------------------

  2. Ratification of the selection of        FOR  AGAINST  ABSTAIN
     Deloitte & Touche LLP as auditors for   [ ]    [ ]      [ ]
     the Company for fiscal year 2000.

  3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                             PLEASE SIGN HERE as your name
                                             appears in this Proxy. When shares
                                             are held by joint tenants, each
                                             joint tenant should sign. When
                                             signing as attorney, executor,
                                             administrator, trustee, guardian or
                                             other fiduciary, please give full
                                             title as such. If the signer is a
                                             corporation, please sign the full
                                             corporate name by a duly authorized
                                             officer; if a partnership, please
                                             sign in the partnership name by an
                                             authorized person.

                                             Signature(s)
                                                         -----------------------

                                             Date
                                                 -------------------------------